                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          Merrill Lynch & Co., Inc.
                (Name of Registrant as Specified In Its Charter)

                          Merrill Lynch & Co., Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                         Proxy Statement

                                         Notice of the Annual
                                         Meeting of Stockholders
                                         to be held April 19, 1994

                                         Merrill Lynch & Co., Inc.
                                         Conference and Training Center
                                         Plainsboro, New Jersey





                                         [LOGO OF MERRILL LYNCH APPEARS HERE]

[LOGO OF MERRILL LYNCH APPEARS HERE]
- --------------------------------------------------------------------------------

                                                                  March 14, 1994

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:30 A.M., local time, on Tuesday, April 19, 1994, at the Merrill Lynch & Co., Inc. Conference and Training Center, Plainsboro, New Jersey.

Information regarding the business of the meeting is set forth in the following formal Notice of Annual Meeting and Proxy Statement. There will be an opportunity for stockholders to ask questions about our business and to comment on any aspect of company affairs properly brought before the meeting.

We cannot stress strongly enough that the vote of every stockholder, regardless of the number of shares owned, is important. Therefore, after you read the Notice of Annual Meeting and Proxy Statement, and even if you plan to attend the meeting, please complete and return promptly the enclosed form of proxy to ensure that your shares will be represented. A return envelope is enclosed for your convenience. Since mail delays may occur, it is important that the proxy be returned well in advance of the meeting. If you decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised at the meeting. Merrill Lynch will admit to the meeting stockholders of record, persons holding proof of beneficial ownership or who have been granted proxies, and any other persons that Merrill Lynch, in its sole discretion, may elect to admit.

We look forward to receiving your vote and seeing you at the meeting. Any stockholder requiring directions to the meeting, or who has a disability that may require special assistance, is asked to contact our Corporate Secretary, Gregory T. Russo, at 100 Church Street, 12th Floor, New York, NY 10080-6512.

Sincerely,


/s/ Daniel P. Tully
DANIEL P. TULLY
Chairman of the Board and
Chief Executive Officer

[LOGO OF MERRILL LYNCH APPEARS HERE]
- --------------------------------------------------------------------------------

                                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                        TO BE HELD APRIL 19, 1994

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MERRILL LYNCH & CO., INC. ("ML & Co."), a Delaware corporation, will be held on Tuesday, April 19, 1994, at 10:30 A.M., local time, at the Merrill Lynch & Co., Inc. Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey, for the following purposes:

  (1) To elect 5 directors to the Board of Directors to hold office for a term of 3 years;

  (2) To consider approving performance goals governing, and eligibility requirements for, certain annual bonuses and grants of restricted shares and units;

  (3)  To consider a stockholder proposal; and

  (4) To transact such other business as properly may come before the Annual Meeting and any adjournment thereof.

Only holders of Common Stock of record on the books of ML & Co. at the close of business on February 23, 1994, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available from April 8, 1994, until prior to the meeting, as required by law, at the office of Merrill Lynch Asset Management located at 800 Scudders Mill Road, Plainsboro, New Jersey. This list will also be available at the Annual Meeting. The stock transfer books will not be closed.

Public notice of the date of the Annual Meeting was previously included in ML & Co.'s Quarterly Report on Form 10-Q for the period ended September 24, 1993, which was filed with the Securities and Exchange Commission on November 5, 1993, and in ML & Co.'s Third Quarter Report to stockholders mailed on November 16, 1993.

                                          By Order of the Board of Directors

                                                   GREGORY T. RUSSO
                                                       Secretary

New York, N.Y.
March 14, 1994

STOCKHOLDERS ARE URGED TO VOTE, SIGN, AND DATE THE ENCLOSED FORM OF PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

The Proxy Statement for the Annual Meeting follows this page. For stockholders who have not previously been sent a copy, enclosed is the Annual Report of ML & Co. for 1993, which is not proxy soliciting material.

[LOGO OF MERRILL LYNCH APPEARS HERE]
- --------------------------------------------------------------------------------

PROXY STATEMENT                      ANNUAL MEETING OF STOCKHOLDERS
                                     APRIL 19, 1994

                                                                  March 14, 1994
World Financial Center
North Tower
New York, NY 10281

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Merrill Lynch & Co., Inc., a Delaware corporation ("ML & Co."), of proxies from holders of ML & Co. Common Stock, par value $1.33 1/3 per share (the "Common Stock"), eligible to vote at the forthcoming Annual Meeting of Stockholders, and at any adjournment thereof, on the matters set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, April 19, 1994, at 10:30 A.M., local time, at the Merrill Lynch & Co., Inc. Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

The close of business on February 23, 1994 has been fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. On that date, there were 212,582,125* shares of Common Stock outstanding (excluding treasury shares), the holders thereof being entitled to one vote per share. To the knowledge of ML & Co., except as provided below, no person is the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                 AMOUNT AND NATURE
                NAME AND ADDRESS                   OF BENEFICIAL     PERCENT
              OF BENEFICIAL OWNER                    OWNERSHIP     OF CLASS(1)
              -------------------                ----------------- -----------
State Street Bank and Trust Company, Trustee
 ("State Street")
 225 Franklin Street
 Boston, Massachusetts 02110
  Merrill Lynch & Co., Inc.
   Employee Stock Ownership Plan (the "ESOP")...    11,913,420(2)      5.6%
  Other ML & Co. employee benefit plans.........     4,005,190(3)      1.9%
  Other.........................................     2,066,982(4)      1.0%
The Equitable Companies Incorporated
 (the "Equitable Companies")
 787 Seventh Avenue
 New York, New York 10019.......................    18,319,242(5)      8.6%

- --------
* All amounts of shares of Common Stock presented in this Proxy Statement reflect the two-for-one Common Stock split, effected in the form of a 100% stock dividend, paid on November 24, 1993.

- --------
(1) Percentages are calculated based on the Common Stock outstanding as of February 23, 1994.

(2) The amount shown is the number of shares of Common Stock that, as of February 23, 1994, were held by the ESOP but had not been allocated to participants; as of that date, an additional 12,826,979 shares of Common Stock allocated to participants were held by the ESOP (representing an additional 6.0% of the outstanding shares of Common Stock) . Thus, the ESOP held a total of 24,740,399 shares of Common Stock, representing 11.6% of the outstanding shares of Common Stock. Participants have the right to direct the voting of allocated shares by State Street as a co-trustee of the ESOP. Subject to the provisions of the ESOP trust agreement, State Street is obligated to vote unallocated shares, and allocated shares for which it has not received directions, in the same proportion as directed shares are voted. The trust agreement also contains provisions regarding the allocation of shares to participants, the vesting of shares of Common Stock in participants, and the disposition of shares.

(3) Information concerning the amount and nature of beneficial ownership is as of February 23, 1994. Participants have the right to direct the voting of shares of Common Stock by State Street as a co-trustee of these plans. Subject to the provisions of the trust agreements relating to these employee benefit plans, State Street is obligated to vote shares for which it has not received directions in the same proportion as directed shares are voted. The trust agreements also contain provisions regarding the disposition of shares.

(4) Information concerning the amount and nature of beneficial ownership is as of December 31, 1993 and was supplied by State Street. As trustee for various collective investment funds for employee benefit plans and index accounts not affiliated with ML & Co. and for various personal trust accounts not affiliated with ML & Co., State Street has sole power to vote, or to direct the vote of, 1,649,082 of such shares, and sole power to dispose of, or to direct the disposition of, 2,048,782 of such shares.

(5) Information concerning the amount and nature of beneficial ownership is as of December 31, 1993 and was supplied by the Equitable Companies, AXA, a French insurance holding company that owns 49% of the Equitable Companies ("AXA"), and a group of five French mutual insurance companies that own, as a group, 50% of AXA (the "Mutuelles AXA"). Such information indicates that shares are held by subsidiaries of the Equitable Companies as follows: (i) 17,507,200 are held on behalf of client discretionary investment accounts by Alliance Capital Management, L.P. ("Alliance") (which has sole dispositive power over all such shares, sole voting power over 9,872,560 of such shares, and shared voting power over 228,700 of such shares); (ii) 811,800 shares are held by The Equitable Life Assurance Society of the United States (which has sole voting and dispositive power over all such shares); (iii) 200 are held on behalf of client discretionary investment advisory accounts by Wood, Struthers & Winthrop Management Corp. (which has shared voting and sole dispositive power over all such shares); and (iv) 42 are held for investment purposes by Donaldson Lufkin & Jenrette Securities Corporation (which has sole voting and dispositive power over all such shares). Each of AXA, the Mutuelles AXA, as a group, and the Equitable Companies, by virtue of their relationship to the Equitable Companies' subsidiaries, may be deemed to have sole voting power over 10,684,402 of the above-mentioned shares and shared voting power over 228,900 of such shares.

A plurality of the votes of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of the majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote is required to approve the proposed performance goals governing, and eligibility requirements for, certain annual bonuses and grants of restricted shares and units (the "Performance Goals Proposal"), the stockholder proposal and all other matters. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. Where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as directors of ML & Co. of the 5 persons named under the caption "Election of Directors," for the Performance Goals Proposal, and against the stockholder proposal. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to ML & Co. will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will have no effect on the outcome of the vote. With regard to other proposals, votes may be cast in favor or against, or a stockholder may abstain. Abstentions will be counted as shares that are represented at the meeting and entitled to vote. Abstentions on the stockholder proposal and on the Performance Goals Proposal will have the effect of a negative vote because such proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items in the event that they have not received instructions from beneficial owners. Brokers (other than ML & Co.'s subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")) that do not receive instructions are entitled to vote on the election of directors. Under such rules, if MLPF&S does not receive instructions on this item, it is entitled to vote shares only in the same proportion as the shares represented by votes from all record holders. With respect to the Performance Goals Proposal and the stockholder proposal, neither MLPF&S nor any other broker may vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will be disregarded and will have no effect on the outcome of the election of directors, the Performance Goals Proposal or the stockholder proposal.

The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised at the meeting by giving notice to the Secretary of ML & Co. or by filing another proxy.

The expenses involved in the preparation of proxy materials and the solicitation on behalf of the Board of Directors of proxies for the Annual Meeting will be borne by ML & Co. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of ML & Co. or of its subsidiaries in person or by telephone, telegraph, or other means of communication, for which no additional compensation will be paid, and by Georgeson & Co., Inc. for a fee of $22,000 plus expenses. ML & Co. will reimburse brokers, including MLPF&S, and other nominees for costs incurred by them in mailing soliciting materials to the beneficial owners of its stock in accordance with the rules of the NYSE.

The accounting firm of Deloitte & Touche has been selected by the Board of Directors, upon the recommendation of the Audit and Finance Committee of the Board, as the independent public accountants of ML & Co. and its subsidiaries during the 1994 fiscal year. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to answer stockholders' questions.

                             ELECTION OF DIRECTORS

The Board of Directors of ML & Co. is divided into 3 classes. Each class serves for a 3-year term and one class of directors is elected each year. During the 1993 fiscal year, the Board of Directors met 9 times.

The Board of Directors proposes the election, as directors, of the 5 persons named below, to hold office for a term of 3 years, ending in 1997. The remaining 8 directors named below will continue to serve in accordance with their previous elections. It is intended that shares of Common Stock represented by proxies received in response to this Proxy Statement will be voted for the election of the nominees listed below unless otherwise directed by stockholders in their proxies. While it is not anticipated that any of the nominees will be unable to take office, if that is the case, such shares will be voted in favor of the other person or persons proposed by the Board of Directors.

The following information is provided concerning directors of ML & Co., nominees for election as directors, and executive officers. The information as to ownership of Common Stock and certain affiliations is based upon information received from the nominees, directors, and executive officers.

                                                           AMOUNT AND NATURE OF
                                                           BENEFICIAL OWNERSHIP
 NAME, AGE, AND PRINCIPAL OCCUPATION     DIRECTOR          OF COMMON STOCK AS OF
       FOR THE LAST 5 YEARS(1)            SINCE            FEBRUARY 23, 1994(2)
- --------------------------------------------------------------------------------
                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                       FOR A 3-YEAR TERM EXPIRING IN 1997
William O. Bourke, 66................       1987                     4,120(4)
 Corporate Director (3); Chairman of
  the Board of Reynolds Metals Compa-
  ny, a producer of aluminum prod-
  ucts, from April, 1988 to May,
  1992; Chief Executive Officer of
  that company from April, 1986 to
  May, 1992; President of that com-
  pany from January, 1983 to April,
  1988.
Stephen L. Hammerman, 55.............       1985                   694,442(5)(6)
 Vice Chairman of the Board since
  April, 1992; Executive Vice Presi-
  dent from June, 1985 to April,
  1992; General Counsel since Octo-
  ber, 1984; General Counsel of
  MLPF&S since March, 1981.
Aulana L. Peters, 52 (3).............  Not Previously                  200
 Partner in the law firm of Gibson,      A Director
  Dunn & Crutcher since 1988 and from
  1980 to 1984; Commissioner of the
  U.S. Securities and Exchange Com-
  mission from 1984 to 1988.

                                                             AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP
       NAME, AGE, AND PRINCIPAL OCCUPATION        DIRECTOR   OF COMMON STOCK AS OF
             FOR THE LAST 5 YEARS(1)               SINCE     FEBRUARY 23, 1994(2)
- ----------------------------------------------------------------------------------
John J. Phelan, Jr., 62..........................   1991             3,920
 Corporate Director (3); Senior Adviser to the
  Boston Consulting Group since October, 1992;
  Member of the Council on Foreign Relations
  since 1988; President of the International Fed-
  eration of Stock Exchanges from January, 1991
  to January, 1993; Chairman and Chief Executive
  Officer of the New York Stock Exchange, Inc.
  from May, 1984 to December, 1990.
Charles A. Sanders, M.D., 62 (3).................   1987             3,920
 Chairman of the Board of Glaxo Inc., a pharma-
  ceutical company, since January, 1992; Chief
  Executive Officer of that company from July,
  1989 through February, 1994; Vice Chairman of
  Squibb Corporation, a pharmaceutical and health
  care products company, from March, 1988 to July,
  1989; Executive Vice President of that company
  from September, 1981 to March, 1988.
             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRING IN 1995
Robert A. Hanson, 69.............................   1984             1,552
 Corporate Director (3); Chairman of the Board of
  Deere & Company, a manufacturer, distributor,
  and financier of farm and industrial equipment,
  from October, 1982 to June, 1990; Chief Execu-
  tive Officer of that company from August, 1982
  to August, 1989.
Earle H. Harbison, Jr., 65 (3)...................   1987             5,320(4)
 Chairman of the Board of Harbison Walker, Inc.,
  a manufacturer of molded plastic products;
  Chairman of the Executive Committee of Monsanto
  Company, a provider of chemical and agricul-
  tural products, pharmaceuticals, sweeteners,
  industrial process controls, and man-made fi-
  bers, from January, 1993 to August, 1993; Pres-
  ident and Chief Operating Officer of that com-
  pany from May, 1986 through December, 1992.
Daniel P. Tully, 62..............................   1985         1,745,678(5)(6)
 Chairman of the Board since June, 1993; Chief
  Executive Officer since May, 1992; President
  and Chief Operating Officer since July, 1985;
  Chairman of the Board, President, and Chief Ex-
  ecutive Officer of MLPF&S since July, 1985.
Robert P. Luciano, 60 (3)........................   1989             3,920
 Chairman of the Board of Schering-Plough Corpo-
  ration, a health and personal care products
  company, since January, 1984 and its Chief Ex-
  ecutive Officer since February, 1982.

                                                        AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP
    NAME, AGE, AND PRINCIPAL OCCUPATION       DIRECTOR  OF COMMON STOCK AS OF
          FOR THE LAST 5 YEARS(1)              SINCE    FEBRUARY 23, 1994(2)
- -------------------------------------------------------------------------------
             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRING IN 1996
Jill K. Conway, 59 (3)......................    1978             3,354
 Visiting Scholar, Massachusetts Institute
  of Technology since 1985; President of
  Smith College from July, 1975 to June,
  1985.
William J. Crowe, Jr., 69 (3)...............    1989             1,736
 Counselor, The Center for Strategic and In-
  ternational Studies, an economic and po-
  litical consulting organization, since
  February 1990; Chairman of the Foreign In-
  telligence Advisory Board for the Presi-
  dent of the United States since January,
  1993; Professor of Geopolitics at the Uni-
  versity of Oklahoma since January, 1990;
  Admiral, United States Navy (Retired);
  Chairman of the Joint Chiefs of Staff, the
  principal military advisors to the Presi-
  dent of the United States of America, from
  October, 1985 to September, 1989.
George B. Harvey, 62 (3)....................    1993             3,386
 Chairman of the Board, President, and Chief
  Executive Officer of Pitney Bowes Inc., a
  provider of mailing, office and logistics
  systems and management and financial serv-
  ices, since 1983.
William L. Weiss, 64 (3)....................    1993             2,786
 Chairman of the Board of Ameritech Corpora-
  tion, a provider of communications and in-
  formation services, since 1983 and its
  Chief Executive Officer from 1983 through
  December, 1993.

  EXECUTIVE OFFICERS NAMED IN THE SUMMARY
             COMPENSATION TABLE
  (IN ADDITION TO THOSE WHO ARE DIRECTORS)
- --------------------------------------------
  Herbert M. Allison, Jr....................                   616,221(5)
  David H. Komansky.........................                   532,299(5)(6)
  John L. Steffens..........................                   895,677(5)
All directors and executive officers of ML &
 Co. as a group, including those named
 above......................................                 6,191,446(4)(5)(6)

- --------
(1) Unless otherwise indicated, the offices listed are of ML & Co.
(2) All directors, nominees, and executive officers have sole investment power and sole voting power over shares listed, except as indicated in notes 4, 5, and 6 below. The percentage of shares beneficially owned by any one director, nominee or executive officer did not exceed 1% of the outstanding Common Stock. All current directors, nominees, and executive officers of ML & Co. as a group owned 2.9% of the outstanding Common Stock.

(3) The following directors and nominees also hold directorships in, or similar affiliations with, the following companies:
    William O. Bourke--Reynolds Metals Company; Premark International, Inc.; and
         Sonat Inc.
    Jill K. Conway--The Allen Group, Inc.; Arthur D. Little, Inc.; Colgate-
         Palmolive Company; and NIKE, Inc.
    William J. Crowe, Jr.--General Dynamics Corporation; Norfolk Southern
         Corporation; Pfizer Inc.; and Texaco Inc.
    Robert A. Hanson--The Dun & Bradstreet Corporation; Procter & Gamble
         Company; and R.R. Donnelley & Sons Company.
    Earle H. Harbison, Jr.--Harbison Walker, Inc.; Angelica Corporation; Mutual
         of America; and National Life Insurance Company.
    George B. Harvey--Pitney Bowes Inc.; Connecticut Mutual Life Insurance Co.;
         and McGraw-Hill, Inc.
    Robert P. Luciano--Schering-Plough Corporation; Allied-Signal, Inc.; Borden,
         Inc.; and C.R. Bard, Inc.
    Aulana L. Peters--Northrop Corporation; Mobil Corporation; Minnesota Mining
         and Manufacturing Company (3M); and the New York Stock Exchange, Inc. John J. Phelan, Jr.--Avon Products, Inc.; Eastman Kodak Company;
         Metropolitan Life Insurance Company; and Sonat Inc.
    Charles A. Sanders, M.D.--Glaxo Holdings p.l.c.; Morton International, Inc.;
         and Reynolds Metals Company.
    William L. Weiss--Ameritech Corporation; Abbott Laboratories; The Quaker
         Oats Company; and Tenneco Inc.
(4) The number of shares shown for Messrs. Bourke and Harbison include shares held by their wives, as to which they may be deemed to have shared investment power and shared voting power. Each of them has expressly disclaimed beneficial ownership of the shares held by his wife (200 shares in the case of Mr. Bourke and 2,000 shares in the case of Mr. Harbison).
(5) Beneficial ownership shown for the following individuals and group also includes the indicated number of shares of Common Stock that may be purchased upon the exercise (presently or within 60 days) of Stock Options granted under the ML & Co. Long-Term Incentive Compensation Plan: Daniel P. Tully (1,218,225); Stephen L. Hammerman (473,060); Herbert M. Allison, Jr. (434,705); David H. Komansky (316,345); John L. Steffens (596,345); and all current directors and executive officers of ML & Co. as a group
    (3,977,575).
(6) Beneficial ownership shown for Mr. Hammerman, and for the group consisting of all directors and executive officers of ML & Co., includes 35,000 shares of Common Stock held in trusts as to which Mr. Hammerman has shared voting and investment power. Beneficial ownership shown for Mr. Tully, and for the group consisting of all directors and executive officers of ML & Co., includes 9,000 shares of Common Stock held in a trust as to which Mr. Tully has shared voting and investment power. Beneficial ownership shown for Mr. Komansky, and for the group consisting of all directors and executive officers of ML & Co., includes 1,447 shares of Common Stock held by a charitable foundation of which Mr. Komansky and two other executive officers not named in the Summary Compensation Table act as trustees and as to which they have shared voting and investment power. Beneficial ownership shown for the group consisting of all directors and executive officers of ML & Co. includes 10,148 shares of Common Stock held in a charitable foundation as to which an executive officer not named in the Summary Compensation Table has shared voting and investment power and 616 shares of Common Stock held in trusts as to which an executive officer not named in the Summary Compensation Table has sole voting and investment power.

                      COMMITTEES OF THE BOARD OF DIRECTORS

In addition to an Executive Committee, ML & Co. has standing Audit and Finance, Management Development and Compensation, and Nominating Committees of the Board of Directors.

The Audit and Finance Committee consists of Mr. Hanson, who chairs the committee, and Messrs. Crowe, Harvey, Luciano, and Sanders. The committee held 6 meetings during the 1993 fiscal year. The Audit and Finance Committee has performed the following functions, among others: monitoring ML & Co.'s system of internal accounting controls and overseeing and evaluating the internal audit function; recommending the appointment and monitoring the performance, independence, and fees of ML & Co.'s independent public accountants and monitoring professional services they provide; reviewing the scope of the annual audit with the independent public accountants and reviewing their reports to management; reviewing ML & Co.'s annual consolidated financial statements; and overseeing corporate funding policy, securities offerings, budgets and financial objectives, financial commitments and related policies, and risk management policies and procedures.

The Management Development and Compensation Committee, which consists of Mrs. Conway, who chairs the committee, and Messrs. Bourke, Harbison, Phelan, and Weiss, held 10 meetings during the 1993 fiscal year. This committee has performed the following functions, among others: exercising primary responsibility on behalf of the Board of Directors for reviewing and recommending employee compensation programs, policies, and practices, including salary, cash incentive, long-term incentive compensation, stock purchase, and other retirement and health and welfare programs; making grants under ML & Co.'s Equity Capital Accumulation Plan and Long-Term Incentive Compensation Plan; discharging the responsibilities described below under the caption "Compensation Committee Report"; and periodically reviewing management development programs and executive succession plans.

The Nominating Committee, which consists of Mr. Harbison, who chairs the committee, Mrs. Conway and Mr. Hanson (all of whom are voting members) and Mr. Tully (who is a non-voting member) held 1 meeting and had a number of discussions during the 1993 fiscal year. This committee has performed the following functions: seeking potential candidates to serve on the Board of Directors with a view toward a desirable balance of expertise among Board members and recommending to the Board of Directors membership of committees of the Board and nominees to fill vacancies on the Board. The Nominating Committee will consider nominees recommended by stockholders. Those wishing to submit recommendations for the 1995 Annual Meeting of Stockholders should write to Gregory T. Russo, Secretary, Merrill Lynch & Co., Inc., 12th Floor, 100 Church Street, New York, New York 10080-6512.

   APPROVAL OF PERFORMANCE GOALS GOVERNING, AND ELIGIBILITY REQUIREMENTS FOR,
        CERTAIN ANNUAL BONUSES AND GRANTS OF RESTRICTED SHARES AND UNITS

The Board of Directors recommends approval by the stockholders of the performance goals and eligibility requirements contained in the ML & Co. Executive Officer Compensation Plan (the "Cash Plan") and in resolutions adopted by ML & Co.'s Management Development and Compensation Committee ("MDCC"). These performance goals will govern, in the case of the Cash Plan, the award of annual bonuses and, in the case of the resolutions, the grant of Restricted Shares and Restricted Units under ML & Co.'s Long-Term Incentive Compensation Plan, which was approved by stockholders in 1989 ("LTIC"). Approval of the performance goals is being recommended to preserve, for the fiscal years 1994 and thereafter, ML & Co.'s federal tax deduction for compensation paid to its Chairman of the Board (the "Chairman") and/or Chief Executive Officer ("CEO") and the four next highest paid executive officers (as such term is defined in Rule 3b-7 of the rules and regulations promulgated under the Securities Exchange Act of 1934) (collectively, the "covered officers"), by complying with new provisions of Section 162(m) of the Internal Revenue Code ("IRC"), enacted as part of the Omnibus Budget Reconciliation Act of 1993. These provisions and the proposed regulations issued under IRC Section 162(m) by the U.S. Department of the Treasury could limit ML & Co.'s federal tax deduction for compensation paid to the covered officers to $1 million each, unless compensation in excess of this amount is based on the achievement of performance goals and eligibility requirements that have been approved by a committee of outside directors and approved by stockholders.

The MDCC, a committee of outside directors, has formulated the performance measures on which annual bonus amounts to be paid to covered officers under the Cash Plan and the dollar value of grants of Restricted Shares and Restricted Units to be made under LTIC to executive officers with the title Executive Vice President, Vice Chairman, Chief Operating Officer, CEO or Chairman will be based, and recommends approval of these performance measures by ML & Co.'s stockholders. The performance measures link changes in the dollar amount of annual bonus compensation and the dollar value (measured as of the time of the grant) of Restricted Share and Restricted Unit grants directly to changes in the financial performance of ML & Co. The specific financial performance measures used in the formula are ML & Co.'s Net Income Applicable to Common Stockholders (as defined below, "Net Income") and ML & Co.'s Return on Average Common Stockholders' Equity (as defined below, "ROE"). These performance measures have generally been used by the MDCC over the past several years to determine the funds available for annual bonuses for executive officers, including the CEO.

Under the Cash Plan and the resolutions adopted by the MDCC to govern its discretion in granting Restricted Share and Restricted Unit awards under LTIC, the performance goal formula will be used to determine the maximum cash bonus amount (the "Cash Bonus Amount") and the maximum dollar value of Restricted Shares and Restricted Units (the "Restricted Share and/or Restricted Unit Amount") that may be granted to the Chairman and/or the CEO. The Cash Bonus Amount for the Chairman and/or the CEO will be calculated by increasing or decreasing his Cash Bonus Amount from the prior year (which for the 1993 performance year was $6.2 million) by the Average Percentage Change in Performance for ML & Co. over such prior year. The Average Percentage Change in Performance is the sum of the percentage change in Net Income and the percentage change in ROE from one fiscal year to the next, divided by two. The Restricted Share and/or Restricted Unit Amount for the Chairman and/or CEO will also be calculated by increasing or decreasing his Restricted Share and/or Restricted

Unit Amount for the prior year (which for the 1993 performance year was $1.45 million) by the Average Percentage Change in Performance.

The Cash Bonus Amounts and Restricted Share and/or Restricted Unit Amounts with respect to a given performance year for additional officers (i.e., those other than the Chairman and/or the CEO) covered by the Cash Plan or by the resolutions will be established as follows:

Chief Operating                80% of the Chairman and/or CEO's Cash
Officer                        Bonus Amount or Restricted Share and/or
                               Restricted Unit Amount.

Executive Vice                 70% of the Chairman and/or CEO's Cash
President(s) and Vice          Bonus Amount or Restricted Share and/or
Chairman                       Restricted Unit Amount

The performance goal formula has the effect of increasing compensation only when ML & Co.'s performance (as measured by Net Income and ROE) increases over a prior year and of decreasing compensation if ML & Co.'s performance declines from a prior year. Under the Cash Plan and the performance goals contained in the resolutions, no Cash Bonus Amounts or Restricted Share and/or Restricted Unit Amounts will be paid unless ML & Co. achieves a positive Net Income and a positive ROE for the relevant performance year. In the event that no Cash Bonus Amounts and Restricted Share and/or Restricted Unit Amounts are paid in a given year, the Cash Plan and the resolutions provide that, to calculate the next year's Cash Bonus Amounts and Restricted Share and/or Restricted Units Amounts, the MDCC will use all base amounts (including Net Income and ROE) from the most recent fiscal year in which Net Income and ROE were positive. The MDCC retains the discretion to reduce the amount of cash compensation or the dollar value of Restricted Share and Restricted Unit grants yielded by the formula for any officer.

Net Income and ROE were chosen as the performance measures by the MDCC because in combination they provide an incentive for executives to work towards both growth in profits and a high return on stockholders' equity. These measures also are currently used by the MDCC to determine cash incentive compensation levels throughout the corporation.

Prior to awarding any cash bonuses or any Restricted Share and/or Restricted Unit grants for the performance year 1994 and all future years covered by the Cash Plan and the resolutions, the MDCC or any sub-committee of the MDCC (or any successor thereto) will evaluate the performance of ML & Co. to certify that the performance goals have been met and will then determine compensation in accordance with the formula, subject to its discretion to reduce the compensation yielded by the formula.

As described under the caption "Executive Compensation--Compensation Committee Report," the MDCC decided to determine bonuses and Restricted Stock and/or Restricted Unit awards for the 1993 performance year consistent with the performance goals described herein. Bonus amounts paid for 1993 which are listed under the caption "Executive Compensation--Summary Compensation Table" were determined consistent with the performance goals and the MDCC's discretion described herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR the adoption of this proposal.

CERTAIN DEFINITIONS:

The performance goals contained in the Cash Plan and in the resolutions governing Restricted Share and Restricted Unit grants under LTIC use the following definitions:

"AVERAGE COMMON STOCKHOLDERS' EQUITY" means, with respect to any performance year, the sum of the month-end common stockholders' equity (excluding preferred stock) for the month of December in the fiscal year prior to such performance year and each of the 12 months in such performance year, as reported by ML & Co., divided by 13.

"NET INCOME" means, with respect to any performance year, Net Earnings for ML & Co. Applicable to Common Stockholders, as it appears in ML & Co.'s Statement of Consolidated Earnings contained in ML & Co.'s Consolidated Financial Statements for such performance year adjusted to eliminate (i) the cumulative effect of changes in accounting principles (which include changes in generally accepted accounting principles) adopted by ML & Co. for the relevant performance year;
(ii) expenses classified as "Provisions for Restructuring" (net of "Related Applicable Income Tax Benefits") within ML & Co.'s Statement of Consolidated Earnings; (iii) gains and/or losses classified as "Discontinued Operations" within ML & Co.'s Statement of Consolidated Earnings; and (iv) gains or losses classified as "Extraordinary Items" within ML & Co.'s Statement of Consolidated Earnings (which may, in accordance with generally accepted accounting principles, include (A) profits or losses on disposal of assets or segments of the previously separate companies of a business combination within two years of the date of such combination; (B) gains on restructuring payables; (C) gains or losses on the extinguishment of debt; (D) gains or losses from the expropriation of property; (E) gains or losses that are the direct result of a major casualty; and (F) losses resulting from a newly enacted law or regulation).

"ROE" means, with respect to any performance year, the Net Income for such period, divided by the Average Common Stockholders' Equity for such period.

                              STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, holding 200 shares of Common Stock, has given notice of her intention to propose the following resolution at the Annual
Meeting:

  "RESOLVED: That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

The following statement has been submitted by Mrs. Davis in support of the resolution:

  "REASONS: Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 24,064,876* shares, representing approximately 29.3% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors recommends a vote AGAINST the adoption of this proposal.

This same proposal has been previously submitted eight times by its proponent to Annual Meetings of Stockholders. It has been consistently opposed by the Board of Directors and defeated by stockholders every time by a substantial majority of the votes cast.

The reasons the Board of Directors opposes this resolution are essentially the same as those stated in the proxy statements for the eight prior Annual Meetings at which the proposal was submitted. Under the General Corporation Law of Delaware (the "Corporation Law"), the state in which ML & Co. is incorporated, cumulative voting is permissible only if provided for in a corporation's certificate of incorporation. The general rule under the Corporation Law, which is followed by many large corporations, is that each director must be elected by a plurality of the votes of the shares present in person or represented by proxy.

The Board of Directors would recommend a change in the method of stockholder voting only if another method would better serve the interests of the stockholders as a whole. To the contrary, cumulative voting would give stockholders who seek to support a special interest group the potential to elect one or more directors representing the interests of that group. Any directors so elected may view themselves as representatives of the group that elected them and feel obligated to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders

- --------
* This number does not reflect the two-for-one Common Stock split, effected in the form of a 100% stock dividend, paid on November 24, 1993. The indicated percentage of shares is accurate.

generally. This would tend to promote adherence to narrow interests rather than those of stockholders at large, whereas the election of directors by plurality vote is designed to produce a board of directors that views its accountability as being to stockholders generally. Cumulative voting would also create a risk of promoting factionalism among members of the Board of Directors and may, therefore, undermine their ability to work together effectively. Accordingly, the Board of Directors regards the proposed change as not only serving no useful purpose but as being contrary to the best interests of all ML & Co. stockholders.

For the reasons stated above, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

                             EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION POLICIES

ML & Co. is engaged in a highly competitive industry. As a consequence, ML & Co. views its ability to attract, retain and motivate qualified executives as the cornerstone of its future success. To accomplish these objectives, ML & Co. believes that executive compensation programs must be highly variable and structured to ensure that the financial interests of executives and ML & Co.'s stockholders are aligned.

For these reasons, both the annual cash incentive award (bonus) and the equity-based awards made to executives vary directly with changes in ML & Co.'s financial results and the individual performance of the executive. Maximum awards are determined for executives based on a formula, and vary up and down with changes in ML & Co.'s net income and return on equity. These maximum awards may then be reduced by the MDCC based on other considerations including productivity, expense and risk control, product innovation, quality of client service, management development, and strategic planning. Additionally, the MDCC considers the extent to which individuals take a leadership role in promoting ML & Co.'s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

OVERVIEW AND PROCESS

The MDCC is responsible for administering compensation for all executive officers. The MDCC consists of five directors who have never been employees of ML & Co. and who are not eligible to participate in any of the compensation programs or plans that the MDCC administers. It is the responsibility of the MDCC, on behalf of the Board of Directors, to oversee executive compensation programs, policies, and practices, which include base salary, annual bonus compensation, and long-term equity-based incentive compensation, as well as retirement, health and welfare programs, and other similar programs of ML & Co.

Each year the MDCC conducts a full review of ML & Co.'s executive compensation programs to ensure that such programs are aligned with ML & Co.'s long-term strategic and financial goals, annual financial plans and other short-term objectives. In addition, the MDCC reviews the impact of changes in laws and regulations on the compensation of ML & Co.'s executive officers. The MDCC has access to advice and counsel from independent third parties concerning matters such as historical data on CEO compensation levels within the securities industry which it uses to assess its overall methodology for determining compensation. The MDCC also reviews elements of executive management compensation with the Board of Directors, which has specific responsibility to approve the compensation of executive management.

BASE SALARIES

Executive officer salaries are typically reviewed every three to four years based on factors determined by the MDCC at the time of review. Executive officer salaries were not reviewed by the MDCC in 1993. For 1993, the base salaries of executive officers named in the Summary Compensation Table ranged from 7% to 9% of their total annual cash compensation levels (base salary plus annual bonus). This relationship of salaries to total annual cash compensation is intended to increase the motivational value of the annual bonus.

INCENTIVE COMPENSATION

LIMITS TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to the individual executive officers named in the Summary Compensation Table except under certain circumstances. To satisfy Section 162(m), the MDCC has adopted, and ML & Co.'s Board of Directors is recommending that stockholders approve, performance goals and eligibility requirements contained in the Cash Plan that must be met for the payment of annual bonuses to the executive officers named each year in the Summary Compensation Table, and contained in resolutions adopted by the MDCC to govern the annual grant value of Restricted Shares and Restricted Units to executive officers under LTIC. While the performance goals contained in the Cash Plan and the performance goals governing grants of Restricted Shares and Units (together referred to as the "performance goals"), if approved by stockholders, will be initially applicable to compensation amounts that will be paid or granted in 1995 for the 1994 performance year, the MDCC decided to determine compensation amounts for all executive officers consistent with this approach for the 1993 performance year (the performance goals are discussed in more detail under the section titled "Approval of Performance Goals Governing, and Eligibility Requirements for, Certain Annual Bonuses and Grants of Restricted Shares and Units" on page 9 of this Proxy Statement).

The performance goals provide an objective, quantifiable, performance-based formula for determining maximum annual bonuses for each of the named executive officers and Restricted Share and Restricted Unit grants for executive officers with the title "Executive Vice President" or above. This formula links changes in annual bonuses and long-term incentive compensation directly to changes in ML & Co.'s Net Income and ML & Co.'s ROE. The MDCC retains the discretion to reduce the formula-determined amounts based on its evaluation of other factors. These factors, which are listed under the section titled "Executive Compensation Policies," are considered collectively by the MDCC and are not weighted in any particular order of importance. Because this process determines compensation levels based on ML & Co.'s and the individual's performance, compensation is not targeted to specific competitive levels.

ML & Co.'s Net Income and ROE were selected as the performance measures and are equally weighted in the formula because in combination they provide an incentive for executives to work towards both growth in profits and a high return on stockholders' equity. These same performance measures have generally been used by the MDCC over the past several years to determine the funds available for executive officer annual bonuses and to determine bonus awards throughout ML & Co.

ANNUAL BONUS. ML & Co.'s annual bonus provides a direct incentive for executive officers to improve the financial performance of ML & Co. The MDCC determined 1993 performance year annual bonuses for each executive officer consistent with the performance goal formula contained in the Cash Plan. Accordingly, the CEO's maximum annual bonus amount for 1993 was determined by adjusting his 1992 bonus by the average percentage change in ML & Co.'s net income and return on equity from 1992 to

1993. The 1992 bonus level was used in this calculation for the CEO because the MDCC determined, with reference solely to the 1992 fiscal year, that the CEO's 1992 bonus amount was appropriate based on ML & Co.'s 1992 financial results. Maximum annual 1993 bonus amounts for executive officers (other than the CEO) were established at 70% of the CEO's maximum 1993 bonus amount. This percentage reflects the relative responsibility and accountability of these individuals in relation to that of the CEO. The MDCC retained the discretion to reduce these maximum annual bonus amounts based on the factors listed under the section titled "Executive Compensation Policies." The executive officers named in the Summary Compensation Table received from 79% to 98% of their formula-determined maximum bonuses for the 1993 performance year.

LONG-TERM INCENTIVE COMPENSATION. Equity-based incentive awards are a fundamental component of the total compensation awarded each year to members of executive management. These awards, which include Restricted Shares, Restricted Units, and Stock Options, align executive and stockholder financial interests and promote long-term strategic thinking.

Restricted Shares and Restricted Units provide immediate proprietary interest and reinforce a long-term orientation in decision making since they are restricted from being sold, transferred, or assigned until the end of the vesting period of four years; however, they may vest earlier if ML & Co. achieves certain cumulative return on equity goals (see footnote 2 to the Summary Compensation Table on page 19 of this Proxy Statement). Restricted Shares are shares of Common Stock that convey to their holder all the rights of a stockholder except for the restrictions described in the preceding sentence. Restricted Units are similar to Restricted Shares but are payable in cash at the end of the vesting period and do not convey voting rights to their holders as Restricted Shares do (throughout the rest of this report, Restricted Shares and Restricted Units are referred to as "Restricted Shares/Units"). Stock Options directly align the financial interests of executives with those of stockholders by rewarding executives only if, and to the extent that, the price of Common Stock appreciates in the future. Stock Options have a term of ten years and become exercisable in 25% increments each year over a four-year period. Historical grant amounts are not a consideration in deciding the appropriate equity-based award for a given performance year.

The January 1994 grants of Restricted Shares/Units for the 1993 performance year to executive officers with the title of Executive Vice President or above were based on a formula that is identical to the performance goal formula used to determine the annual bonuses for the 1993 performance year. That is, the maximum dollar value of the CEO's Restricted Share/Unit grant for the 1993 performance year was determined by adjusting the dollar value of his grant for the 1992 performance year by the average percentage increase in net income and return on equity from 1992 to 1993. The maximum dollar value of grants of Restricted Shares/Units for executive officers (other than the CEO) were established at 70% of the CEO's maximum amount. As with the Cash Plan, the MDCC has the discretion to reduce the maximum Restricted Share/Unit awards yielded by the formula based on the factors listed under the section titled "Executive Compensation Policies." The MDCC determined that the Restricted Share/Unit grants made in January 1994 may vest at the end of the 1995 or 1996 fiscal years upon the achievement by ML & Co. of a cumulative return on equity of 60%.

The MDCC increased the dollar value of the Stock Option grants to each of the executive officers for the 1993 performance year by the same percentages as it increased the actual dollar value of the Restricted Share/Unit grants to these executive officers. The number of Stock Option shares awarded was calculated by dividing the dollar value of the award by the average fair market value of one share of ML & Co. Common Stock over the twenty business days preceding January 17, 1994 (the date the MDCC met to review executive option grants) and multiplying the result by four. The multiple of four options to one share/unit was selected because the Black-Scholes value of a ML & Co. employee Stock Option, taking into account the illiquidity of employee stock options, has over time averaged approximately 25% of the value of a share of Common Stock.

Executive officers are also eligible to participate in broad-based plans offered generally to ML & Co. employees.

APPROVAL PROCESS

Consistent with the executive compensation policies discussed above, the MDCC assesses the performance of the CEO and of all other executive officers, and recommends the annual bonuses of ML & Co.'s CEO, Vice Chairman, and Executive Vice Presidents to the Board of Directors for approval. Awards of Restricted Shares/Units and Stock Options to executives are determined by the MDCC in order to preserve the benefits of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 for the employee stock plans pursuant to which such securities are awarded.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 1993 PERFORMANCE

ANNUAL BONUS. The 1993 performance year annual bonus for the CEO was determined consistent with the provisions of the performance goals contained in the Cash Plan referred to above.

ML & Co.'s net income applicable to common stockholders (before the cumulative effect of a change in accounting principle) in 1993 was $1,388,978,000, which represents a 46.8% increase over $946,066,000 in 1992. ML & Co.'s return on equity in 1993 was 27.8%, which represents a 20.3% increase over 1992's return on equity of 23.1%. The average change in these performance measures, rounded to the nearest whole percentage point, is 34% ((46.8% + 20.3%) / 2). The CEO's 1992 annual bonus of $4,700,000 was therefore increased by the 34% average change in the performance measures to produce a 1993 formula cash incentive compensation award of $6,298,000. In recognition of Mr. Tully's role in connection with ML & Co.'s record financial results for 1993 and his leadership in promoting ML & Co.'s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity, the MDCC deemed it appropriate to award Mr. Tully $6,200,000, essentially the full amount yielded by the formula. Mr. Tully's bonus level for 1992 was used in this calculation because the MDCC determined, with reference solely to the 1992 fiscal year, that such amount was appropriate based on ML & Co.'s 1992 financial results.

Consistent with its policy of reviewing base salaries every three to four years, the MDCC did not review Mr. Tully's base salary in 1993. Mr. Tully's base salary has not been increased since January 1, 1992, when it was set at its current level of $500,000.

LONG-TERM INCENTIVE COMPENSATION. The value of Mr. Tully's Restricted Share/Unit grant for 1993 performance was determined consistent with the provisions of the performance goals adopted by the MDCC, as described above.

Applying the 34% average increase in net income and return on equity to the grant value of Mr. Tully's 1992 Restricted Share/Unit grant ($1,100,000) resulted in a maximum Restricted Share/Unit grant for the 1993 performance year of $1,474,000. Again, in recognition of ML & Co.'s record financial results and the other factors discussed above, the MDCC deemed it appropriate to award Mr. Tully Restricted Shares/Units with a grant value of $1,450,000. The number of Restricted Shares/Units awarded was calculated by dividing the dollar value of the award ($1,450,000) by the average fair market value of a share of Common Stock over the twenty business days preceding January 17, 1994, the date the MDCC met to review executive stock awards ($43.31). Applying the same 34% factor to the CEO's 1992 stock option grant value of $1,100,000 produced, similarly, a 1993 performance year grant value of $1,450,000 after rounding by the MDCC. The number of Stock Options awarded was calculated by dividing the dollar value of the Stock Option award ($1,450,000) by the same price of Common Stock used to determine the Restricted Share/Unit grants, and multiplying the result by four. The multiple of four options to one share/unit was selected because the Black-Scholes value of a ML & Co. employee Stock Option, taking into account the illiquidity of employee stock options, has over time averaged approximately 25% of the value of a share of Common Stock.

The ultimate future value to be realized by the CEO for this long-term award of Restricted Shares/Units and Stock Options is dependent on the future price of the Common Stock and on dividends.

SUMMARY

The CEO's compensation for performance in 1993, valued when it was approved in January 1994 using the methodology explained above, consisted of:

                                  RESTRICTED
 SALARY      ANNUAL BONUS        SHARES/UNITS*       STOCK OPTIONS*        TOTAL**
 ------      ------------       --------------       --------------       ----------
$500,000      $6,200,000          $1,450,000           $1,450,000         $9,600,000

- --------
 * The value of these awards is based on the average fair market value of a share of Common Stock over the twenty business days preceding January 17, 1994, the date the MDCC met to review these awards ($43.31). These amounts differ from the amounts shown in the Summary Compensation Table under the column headed "Restricted Stock Awards" and from the amounts shown in the table entitled "Option Grants in Last Fiscal Year" under the column headed "Grant Date Present Value" because those amounts are based on the closing price, and on the average of the high and low prices, respectively, of Common Stock on the actual grant date.
** Does not include: grants made in January 1993 for 1992 performance, or dividend equivalents paid in 1993 for Restricted Shares/Units granted in prior years, or the value realized or unrealized with respect to prior years' grants of Restricted Shares/Units or Stock Options, or amounts in the Summary Compensation Table under the column entitled "All Other Compensation."

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

JILL K. CONWAY, CHAIR
WILLIAM O. BOURKE
EARLE H. HARBISON, JR.
JOHN J. PHELAN, JR.
WILLIAM L. WEISS

                                     * * *

                   COMPENSATION TABLES AND OTHER INFORMATION

The following tables set forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of ML & Co. as to whom the total annual salary and bonus for the fiscal year ended December 31, 1993 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                             ------------------------ --------------------------------
                                                            AWARDS(1)        PAYOUTS
                                                      --------------------- ----------
                                                      RESTRICTED            LONG-TERM
                                                        STOCK    SECURITIES INCENTIVE      ALL OTHER
                                                        AWARDS   UNDERLYING    PLAN         COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY    BONUS    (2)(3)(4)   OPTIONS    PAYOUTS        SATION
- ---------------------------  ---- -------- ---------- ---------- ---------- ----------    -----------

Daniel P. Tully..........    1993 $500,000 $6,200,000 $1,468,935  133,920            0    $161,342(6)
Chairman of the Board and    1992  500,000  4,700,000  1,234,989  144,500            0      90,473
 CEO                         1991  450,000  3,375,000    853,025  119,200   $3,069,331(5)      --

Herbert M. Allison, Jr...    1993  300,000  4,145,000    759,783   69,270            0      31,871(6)
Executive Vice President     1992  300,000  3,000,000    673,631   78,820            0      27,161
                             1991  275,000  2,225,000    500,938   70,000      405,000(5)      --

David H. Komansky.......     1993  300,000  4,145,000    759,783   69,270            0      36,390(6)
Executive Vice President     1992  300,000  3,150,000    729,766   85,380            0      25,493
                             1991  225,000  2,275,000    500,938   70,000      192,375(5)      --

John L. Steffens........     1993  400,000  4,045,000    759,783   69,270            0     160,779(6)
Executive Vice President     1992  400,000  3,100,000    729,766   85,380            0      90,471
                             1991  400,000  2,750,000    500,938   70,000    1,943,644(5)      --


Stephen L. Hammerman....     1993  350,000  3,500,000    506,493   46,180            0      23,315(6)
Vice Chairman of the         1992  350,000  2,400,000    617,495   72,240            0      22,668
Board and General            1991  350,000  1,900,000    500,938   70,000    1,606,144(5)      --
Counsel

- -----

(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.

(2) Amounts shown are for awards granted in February 1994 for performance in 1993, in February 1993 for performance in 1992, and in February 1992 for performance in 1991. The February 1994 awards were of Restricted Units; all other awards were split equally between Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Common Stock on the Consolidated Transaction Reporting System on the dates of grant of such awards; the closing price on February 1, 1994, the date of the grant for performance in 1993, was $43.875. Such shares and units generally have four year vesting periods, but can vest earlier upon the achievement of specific cumulative after-tax return on equity ("Cumulative ROE") goals. Specifically, units granted in February 1994 may vest at the end of the 1995 or 1996 fiscal year upon the achievement of a Cumulative ROE of 60%; shares and units granted in February 1993 may vest at the end of the 1994 or the 1995 fiscal year upon the achievement of a Cumulative ROE of 45%. Shares and units granted in 1992 vested at the end of the 1993 fiscal year based on the achievement of a Cumulative ROE of 40%.

(3) Dividends are paid on unvested Restricted Shares and dividend equivalents are paid on unvested Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Common Stock.

(4) The number and value of Restricted Shares and Restricted Units held by executive officers named in the table as of December 31, 1993 are as follows: Mr. Tully (18,062 shares and 18,062 units--$1,517,208); Mr. Allison (9,852 shares and 9,852 units--$827,568); Mr. Komansky (10,674 shares and 10,672 units--$896,532); Mr. Steffens (10,674 shares and 10,672 units--$896,532); and Mr. Hammerman (9,032 shares and 9,030 units-- $758,604). These amounts do not include Restricted Units awarded in 1994 for performance in 1993.

(5) Amounts shown consist of: (i) the value of Performance Shares paid out in 1992 based on the attainment of performance goals for the fiscal years 1988 through 1991, and (ii) cash payments, under ML & Co.'s now-expired ROE Incentive Compensation Plan, made in 1992 based on the return on equity achieved by ML & Co. in 1991.

(6) Amounts shown for 1993 consist of the following: (i) contributions made in 1993 by ML & Co. to accounts of employees under the 401(k) Savings & Investment Plan--Mr. Allison ($1,500), Mr. Komansky ($1,500), Mr. Steffens ($1,500), and Mr. Hammerman ($1,500); (ii) allocations made in 1993 by ML & Co. to accounts of employees under the defined contribution retirement program (including allocations and cash payments made because of limitations imposed by the Internal Revenue Code)--Mr. Tully ($25,942), Mr. Allison ($21,815), Mr. Komansky ($21,815), Mr. Steffens ($23,879), and Mr.
    Hammerman ($21,815); and (iii) distributions received in 1993 on investments in ML & Co.-sponsored employee partnerships--Mr. Tully ($135,400), Mr. Allison ($8,556), Mr. Komansky ($13,075), and Mr. Steffens
    ($135,400).

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF   % OF TOTAL
                                     SECURITIES   OPTIONS
                                     UNDERLYING  GRANTED TO    EXERCISE               GRANT DATE
                             FISCAL   OPTIONS   EMPLOYEES IN     PRICE     EXPIRATION  PRESENT
          NAME               YEAR(1)  GRANTED   FISCAL YEAR  ($ PER SHARE)  DATE(2)    VALUE(3)
          ----               ------- ---------- ------------ ------------- ---------- ----------
Daniel P. Tully............   1993    133,920       3.0%        $40.625    1/26/2004  $1,578,917
Herbert M. Allison, Jr. ...   1993     69,270       1.5%        $40.625    1/26/2004     816,693
David H. Komansky..........   1993     69,270       1.5%        $40.625    1/26/2004     816,693
John L. Steffens...........   1993     69,270       1.5%        $40.625    1/26/2004     816,693
Stephen L. Hammerman.......   1993     46,180       1.0%        $40.625    1/26/2004     544,462

- --------
(1) Reflects awards made in January 1994 for performance in 1993. Does not include awards made in January 1993 for performance in 1992; these awards were reflected in ML & Co.'s 1993 Proxy Statement.
(2) All options are exercisable as follows: 25% after one year, 50% after two years, 75% after three years, and 100% after four years.
(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each option ($40.625) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Common Stock on January 26, 1994, the date of grant. The assumptions used for the variables in the model were: 27% volatility (which is the volatility of the Common Stock for the 36 months preceding grant); a 6.03% risk-free rate of return (which is the yield as of January 26, 1994 (the date of grant) on a U.S. Strip Treasury zero-coupon bond expiring in February 2004); a 2% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-transferability of employee options. The actual gain executives will realize on the options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                          OPTIONS            IN-THE-MONEY OPTIONS
                                                    AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                                 ------------------------- -------------------------
                              SHARES
                            ACQUIRED ON  VALUE
          NAME               EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----              ----------- -------- ----------- ------------- ----------- -------------
Daniel P. Tully............       0       $ 0      899,800      613,900    $26,360,969  $14,091,625
Herbert M. Allison, Jr. ...       0         0      312,500      256,320      9,029,453    5,173,698
David H. Komansky..........       0         0      217,500      237,880      6,191,641    4,463,346
John L. Steffens...........       0         0      457,500      277,880     13,132,891    5,685,846
Stephen L. Hammerman.......       0         0      352,500      249,740     10,120,703    5,119,824

- --------
(1) This valuation represents the difference between $42.00, the closing price of the Common Stock on December 31, 1993 on the Consolidated Transaction Reporting System, and the exercise prices of these options.

PENSION PLAN ANNUITY

In 1988, the defined benefit Pension Plan of ML & Co. was terminated, and a group annuity contract to pay the Pension Plan benefits to the vested participants was purchased from Metropolitan Life Insurance Company with a portion of the terminated Pension Plan trust assets. This annuity is payable at normal retirement (generally age 65) or at an early retirement age in a reduced amount. ML & Co. participates in the actuarial experience and investment performance of these annuity assets under an agreement with Metropolitan Life Insurance Company.

Upon retirement, the executive officers named in the Summary Compensation Table will be eligible to receive an annuity. Those retiring at age 65 with at least 10 years of Pension Plan participation will receive up to the statutory maximum annual annuity payments applicable to the year in which the annuity payments are made, which, during 1994, are $118,800 (if born before 1938), $110,880 (if born between 1938 and 1954), and $102,960 (if born after 1954). These amounts will be adjusted annually by the Internal Revenue Service for increases in the cost of living. The compounded annual growth rate of these cost of living increases has been 4.05% since 1988, the year indexing began. In future years, after adjustments for cost of living increases, these annuities, if payable as straight life annuities, will not exceed the following amounts for the following executive officers: Daniel P. Tully ($316,168) subject to the statutory maximum ($118,800 in 1994); John L. Steffens ($227,963) subject to the statutory maximum ($110,880 in 1994); David H. Komansky ($103,655); Stephen
L. Hammerman ($100,466); and Herbert M. Allison, Jr. ($81,543); these annuity amounts reflect an offset for estimated social security benefits in accordance with the provisions of the terminated Pension Plan.

ANNUITY AGREEMENT

ML & Co. entered into an annuity agreement with Mr. Tully, effective July 24, 1991, as amended April 30, 1992, to provide for supplemental defined benefit annuity payments to him and his surviving spouse. Estimated amounts, when combined with retirement benefits from other sources described in the paragraph below, payable to Mr. Tully as a straight life annuity upon retirement at age 60 or thereafter, based on his "Highest Consecutive 5-Year Average Earnings" and "Years of Total Employment," can be calculated using the following table:

                                                  YEARS OF TOTAL EMPLOYMENT
                                               --------------------------------
 HIGHEST CONSECUTIVE 5-YEAR AVERAGE EARNINGS       35         40         45
 -------------------------------------------   ---------- ---------- ----------
$2,700,000.................................... $1,181,250 $1,350,000 $1,500,000
 2,800,000....................................  1,225,000  1,400,000  1,500,000
 2,900,000....................................  1,268,750  1,450,000  1,500,000
 3,000,000....................................  1,312,500  1,500,000  1,500,000
 3,100,000....................................  1,356,250  1,500,000  1,500,000
 3,200,000....................................  1,400,000  1,500,000  1,500,000
 3,300,000....................................  1,443,750  1,500,000  1,500,000
 3,400,000....................................  1,487,500  1,500,000  1,500,000
 3,500,000....................................  1,500,000  1,500,000  1,500,000

The annuity is payable if Mr. Tully retires or dies while an executive officer of ML & Co. The annual amount of his annuity will be equal to 1.25% of his highest consecutive 5-year average earnings (i.e., total cash compensation) multiplied by years of total employment up to age 65, as reduced by the Pension Plan annuity and the combined annuity value of his account balances attributable to ML & Co. contributions to the Merrill Lynch & Co., Inc. Savings & Investment Plan (the "Savings Plan") and the Retirement Accumulation Plan, and to the allocations under the ESOP (the latter two plans, collectively, the "Retirement Program") and as further reduced by 50% of the annual social security retirement benefit amount he would receive upon retirement at age 65. As of December 31, 1993, Mr. Tully had highest consecutive 5-year average earnings of $2,775,520 and approximately 38 years of total employment. The amount of his annuity, however, together with the combined annuity value described above, cannot exceed $1,500,000 if payable as a straight life annuity, or $1,270,000 if payable as a 50% or 100% joint and survivor life annuity. The payment will be made monthly in the form of a life annuity or, subject to reductions, a joint and survivor life annuity, or 10-year certain and life annuity. The survivor benefits, if applicable, are payable only to a spousal beneficiary.

SEVERANCE AGREEMENTS

ML & Co. has agreements with 39 present members of executive and senior management, including Messrs. Tully, Allison, Komansky, Steffens and Hammerman. These agreements provide for payments and other benefits if there is a Change in Control (generally as defined below) of ML & Co. and the employee's employment is subsequently terminated by ML & Co. or its successor (other than for cause, disability, retirement, or death) or by the employee for certain defined reasons such as a change in responsibilities or a reduction in salary or benefits. The term of each agreement does not exceed 3 years, which term is automatically extended each year for an additional year until notice to the contrary is given to the employee. Under each agreement, the employee will receive a lump sum payment equal to 2.99 times the employee's average annual compensation for the 5 years immediately preceding the year of the termination of employment. The employee shall also receive (i) a lump sum payment equal to the after-tax value of life, disability, accident, and health insurance benefits for 24 months after termination of employment, (ii) a lump sum payment equal to the retirement contribution, and an amount sufficient to cover the income taxes payable thereon, that the employee would have been eligible to receive from ML & Co. under the terms of the Retirement Program and any applicable ML & Co. contributions to the Savings Plan, or any successor program or plan that may be in effect at the time of the Change in Control, determined as if the employee were fully vested thereunder and had continued (after the date of termination) to be employed for an additional 24 months at the employee's highest annual rate of compensation during the 12 months immediately preceding the date of termination for purposes of determining the basic contributions and any applicable supplemental contributions; and (iii) any legal expenses and fees incurred as a result of his termination of employment. A "Change in Control" of ML & Co. generally includes: (i) the acquisition by any person of the beneficial ownership of securities representing 30% or more of the combined voting power of ML & Co.'s then outstanding voting securities;
(ii) a change in the composition of the Board of Directors such that, within a period of 2 consecutive years, individuals who at the beginning of such 2-year period constituted the Board of Directors and any new directors elected or nominated by at least three quarters of the directors who were either directors at the beginning of the 2-year period or similarly elected, cease for any reason to constitute at least a majority of the Board of Directors; or (iii) the entering into of an agreement, the consummation of which would result in a Change in Control. Any payments received under these agreements would be in addition to amounts received under the Long-Term Incentive Compensation Plan and the Equity Capital Accumulation Plan, which, in the event of a Change in Control, provide for early vesting or payment.

COMPENSATION OF DIRECTORS

ML & Co. directors who are not full-time employees of ML & Co. or an affiliated corporation receive monthly cash payments at a rate of $35,000 per year in base compensation and receive transportation to, or reasonable travel expenses incurred in connection with attending, meetings. In addition, non-employee directors receive $15,000 per year for service as members of, or $25,000 per year for chairing, the Audit and Finance Committee and the Management Development and Compensation Committee. The director who chairs the Nominating Committee receives $6,000 per year. Other members of that committee receive no additional fee. Pursuant to the Merrill Lynch & Co., Inc. Non-Employee Directors' Equity Plan, each person who was a non-employee director on November 4, 1992 was granted, on that date, restricted stock with a grant value of $50,000 (or a lesser amount to the extent that such non-employee director was scheduled to retire before the fifth Annual Meeting of Stockholders subsequent to such grant). Each person who subsequently became a non-employee director received a similar grant upon commencement of service, and each new non-employee director will receive a similar grant upon commencement of service. Thereafter, at the beginning of the month next following the date of the fifth Annual Meeting following the date of each such prior grant, an additional similar grant will be made to each non-employee director. All such restricted stock vests, and becomes transferable or able to be encumbered, in the same proportion on the date of each of the five Annual Meetings (or lesser number of Annual Meetings if the director's scheduled date of retirement is earlier) following its grant; in all other respects, holders of this restricted stock have the rights of holders of Common Stock, including the right to receive dividends. Each non-employee director who has served for 5 years or has reached age 65, and who thereafter ceases to serve for any reason other than removal for cause, is eligible to receive a pension benefit. The beneficiary(ies) or estate of each non-employee director is entitled to receive a death benefit in the event of such director's death during his or her term. Both such benefits are based upon the annual base compensation, at the time of the director's cessation of service or death, as the case may be, plus $10,000, and the director's age and length of service. Although the amount and method of payment of each such benefit cannot be determined until the time of entitlement, it will not, on an annualized basis, exceed an amount equal to the sum of the annual base compensation for non-employee directors at the time of the director's cessation of service or death, as the case may be, plus $10,000. ML & Co. also offers health, life, and business travel insurance benefits to non-employee directors.

CERTAIN TRANSACTIONS

From time to time since the beginning of the 1993 fiscal year, certain directors and executive officers of ML & Co. and associates of such persons were indebted to subsidiaries of ML & Co., as customers, in connection with margin account loans, mortgage loans, revolving lines of credit and other extensions of credit by ML & Co.'s subsidiaries. These transactions were in the ordinary course of business; they were substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except that for some credit products' interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for ML & Co. employees and directors than for other persons; and they did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, directors, officers, and employees of ML & Co. are entitled to receive certain discounts or waivers of fees or commissions for products and services offered by subsidiaries of ML & Co.

From time to time since the beginning of the 1993 fiscal year, ML & Co. and certain of its subsidiaries have engaged in transactions in the ordinary course of business with State Street and the Equitable Companies and their respective parents and subsidiaries, which are the holders of more than 5% of the outstanding shares of Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

From time to time since the beginning of the 1993 fiscal year, ML & Co., through certain of its subsidiaries, in the ordinary course of business has performed investment banking, financial advisory, and other services for certain corporations with which its directors are affiliated.

From time to time since the beginning of the 1993 fiscal year, legal services were performed by the law firm of Gibson, Dunn & Crutcher (a) for mutual funds advised by affiliates of ML & Co., (b) in connection with investment banking transactions, (c) for companies (i) that are majority owned by limited partnerships in which subsidiaries of ML & Co. serve as general partners on behalf of third party investors and (ii) in which ML & Co. has a co-investment and (d) for corporate activities of ML & Co. Aulana L. Peters, a nominee for election as a director, is a partner of this law firm.

A member of the Board of Directors, William O. Bourke, filed a Form 5 with the SEC, reporting an exempt acquisition under Rule 16a-6 of 200 shares of Common Stock by his wife (as to which he disclaims beneficial ownership); the form was filed 18 days late.

Stockholders Charles Miller and Kenneth Steiner commenced in October 1991 separate derivative actions, now consolidated in New York State Supreme Court (Index No. 29885/91 Sup. Ct.). The plaintiffs assert claims of breach of fiduciary duties in connection with a series of year-end securities transactions between subsidiaries of ML & Co. and Guarantee Security Life Insurance Company ("GSLIC") in 1984-1988 against all present directors of ML & Co. who were directors at the time of these trades, and other claims against Transmark U.S.A. Inc., GSLIC's parent company ("Transmark") and one of Transmark's principals. The damages sought in this action are unspecified. Motions to dismiss on various grounds were denied, subject to possible further appellate review. However, the court has stayed the action for all purposes pending a resolution of related GSLIC litigation now pending in Florida.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION: MEMBER'S TRANSACTION WITH THE CORPORATION

The members of the MDCC are Jill K. Conway (Chair), William O. Bourke, Earle H. Harbison, Jr., John J. Phelan, Jr., and William L. Weiss. None of these individuals is an insider, and no "compensation committee interlocks" existed during the last fiscal year. A NYSE membership owned by Mr. Phelan was leased by him to an employee of a NYSE specialist firm that is a subsidiary of ML & Co. The subsidiary is entitled to use the membership and is responsible for making lease payments. This lease commenced in May, 1991 at a rate of $66,000 per year, and was renewed in May, 1992 and 1993 at rates of $89,000 and $93,100 per year, respectively, the then prevailing lease rates; the range of rates for new NYSE membership leases, as reported by the NYSE, was $48,000 to $84,000 during 1991, $70,000 to $100,000 during 1992, and $80,000 to $132,000 during 1993. To provide for a continuation of lease payments at fair market value, the lease specifies that it is renewable annually at the then prevailing lease rate.

                               PERFORMANCE GRAPH

The following performance graph compares the performance of ML & Co.'s Common Stock for the last 5 fiscal years of ML & Co. to that of the S&P 500 Index, the S&P Financial Index, and an index based on the common stock of the following 10 companies: American Express Company, Bankers Trust New York Corporation, The Bear Stearns Companies Inc., A.G. Edwards, Inc., J.P. Morgan & Co. Incorporated, Morgan Stanley Group Inc., Paine Webber Group Inc., Salomon Inc, The Charles Schwab Corporation and The Travelers Inc. (the successor to Primerica Corporation). The graph assumes that the value of the investment in Common Stock and each index was $100 at December 30, 1988 and that all dividends were re-invested. Stock price performances shown on the graph are not necessarily indicative of future price performances.

                         [GRAPHIC NO. 1 APPEARS HERE]

                                1988       1989       1990       1991       1992       1993
                              -------    -------    -------    -------    -------    -------
Merrill Lynch & Co., Inc.     $100.00    $112.95    $ 94.22    $264.18    $285.93    $404.53
         10 Company Group      100.00     127.45     106.61     162.80     179.80     227.56
      S&P Financial Index      100.00     132.11     103.51     154.10     191.82     212.54
            S&P 500 Index      100.00     131.69     127.01     162.05     180.61     195.60

                                 OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items stated in the Notice of Annual Meeting of Stockholders. Should any other matters properly come before the Annual Meeting or any adjournment thereof, shares represented by the enclosed form of proxy, if signed and returned, will be voted in accordance with the judgment of the person or persons voting the proxies.

ML & CO. WILL FURNISH ANY STOCKHOLDER A COPY OF ITS 1993 FORM 10-K ANNUAL REPORT (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES BUT EXCLUDING OTHER EXHIBITS), WITHOUT CHARGE, UPON REQUEST ADDRESSED TO GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 12TH FLOOR, 100 CHURCH STREET, NEW YORK, NEW YORK 10080-6512.

               STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

In accordance with the rules of the Securities and Exchange Commission, stockholder proposals intended to be presented at the 1995 Annual Meeting of Stockholders of ML & Co. must be received by ML & Co., at its principal executive office, for inclusion in the proxy statement and form of proxy relating to that meeting not later than November 14, 1994.

                                          By Order of the Board of Directors

                                                   GREGORY T. RUSSO
                                                       Secretary

[LOGO OF MERRILL LYNCH APPEARS HERE]






Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, NY 10281

                   GRAPHICS APPENDIX LIST
                   ----------------------

Graphic No. 1      The graph is titled
                   "Performance Graph"

                   Presented is a comparison of the
                   performance of ML & Co.'s Common Stock
                   for the last five fiscal years to that
                   of the S&P 500 Index.  S&P Financial
                   Index, and an index based on the common
                   stock of ten companies, all as described in narrative and tabular form on page 27 of the Proxy Statement.

MERRILL LYNCH & CO., INC.          PROXY          ANNUAL MEETING--APRIL 19, 1994
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Tully, Joseph T. Willett and Rosemary
T. Berkery, and each of them, as proxies, with power of substitution, to vote, as specified herein, all the shares of Common Stock of Merrill Lynch & Co., Inc. held of record by the undersigned at the close of business on February 23,
                                              1994, at the Annual Meeting of
                                              Stockholders to be held on April
                                              19, 1994, and at any adjournment
                                              thereof and, in their discretion,
                                              upon other matters that properly
                                              may come before the meeting.

                                              THE SHARES REPRESENTED BY THIS
                                              PROXY WILL BE VOTED IN ACCORDANCE
                                              WITH INSTRUCTIONS GIVEN ON THE
                                              REVERSE OF THIS CARD. IF THIS
                                              PROXY IS SIGNED AND RETURNED
                                              WITHOUT SPECIFIC INSTRUCTIONS AS
                                              TO ANY ITEM OR ALL ITEMS, IT WILL
                                              BE VOTED FOR THE ELECTION OF 5
                                              DIRECTORS, FOR PROPOSAL (2), AND
                                              AGAINST PROPOSAL (3). THE
                                              UNDERSIGNED HEREBY REVOKES ANY
                                              PROXY HERETOFORE GIVEN IN RESPECT
                                              OF THE SAME SHARES OF STOCK.


- --------------------------------   --------------
   (Signature of Stockholder)          (Date)

- --------------------------------   --------------
   (Signature of Stockholder)          (Date)

PLEASE VOTE ON THE REVERSE OF THIS CARD. Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

  ---------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1) AND (2)
  ---------------------------------------------------------------------------

  (1) The election of the 5 nominees named below for a term of 3 years

      [_] FOR all nominees listed          [_] WITHHOLD
              (except as marked to             AUTHORITY
              the contrary below):             to vote for all
                                               nominees listed

  William O. Bourke, Stephen L. Hammerman, Aulana L. Peters,
           John J. Phelan, Jr. and Charles A. Sanders

  (2) Approval of performance goals     FOR   AGAINST   ABSTAIN
      governing, and eligibility        [_]     [_]       [_]
      requirements for, certain
      annual bonuses and grants of
      restricted shares and units

  ---------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL (3)
  ---------------------------------------------------------------------------

                                        FOR   AGAINST   ABSTAIN
  (3) Institute cumulative voting       [_]     [_]       [_]





INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR
ANY NOMINEE, WRITE THAT PERSON'S NAME HERE:
                                            -----------------------------------
                        (To be signed on the other side)

                                 EXHIBIT INDEX


   Item                                         Exhibit
   ----                                         -------

   10(1)                                   Merrill Lynch & Co., Inc.
                                           Executive Officer Compensation
                                           Plan